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                                                                  EXHIBIT-(d)5.6

                                LETTER AGREEMENT

Frank Russell Investment Management Company
P.O. Box 1591
Tacoma, WA  98401-1591

Dear Sirs:

This Letter Agreement relates to the Administrative Agreement between Frank Russell Investment Company and Frank Russell Investment Management Company dated January 1, 1999 ("Administrative Agreement"). Frank Russell Investment Company advises you that it is creating four new funds to be named 2010 Strategy Fund, 2020 Strategy Fund, 2030 Strategy Fund, 2040 and Strategy Fund (each, a "LifePoints Strategy Fund") and that each LifePoints Strategy Fund desires Frank Russell Investment Management Company to provide administrative services to it pursuant to the terms and conditions of the Administrative Agreement. Section 6A of the Administrative Agreement is hereby amended to include each LifePoints Strategy Fund, each with an annual administrative fee of 0.05% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Administrative Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By:________________________________
   Mark E. Swanson
   Treasurer

Accepted this ___ day of _____________, 2004

FRANK RUSSELL INVESTMENT
  MANAGEMENT COMPANY

By:_______________________________
   Leonard P. Brennan
   President